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                                                                   Exhibit 10.15

                        AMENDMENT TO EMPLOYMENT AGREEMENT

         This Amendment to Employment Agreement (the "Amendment") is effective as of the day of __________, by and between PHARMERICA, INC., a Delaware corporation (the "Company"), and _________ (the "Executive").

                                   WITNESSETH:

         WHEREAS, Company and Executive have previously entered into an Employment Agreement dated ___________ (the "Agreement"); and

         WHEREAS, Company and Executive wish to amend the Agreement as set forth below;

         NOW, THEREFORE, in consideration of the mutual premises and agreements made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Extension of Period of Employment. Effective as of the date hereof, Section II of the Agreement is amended and restated to read as follows:

                           Term. The period of Executive's employment ("Period of Employment") under this Agreement will commence as of December 3, 1997 and shall continue through December 3, 2000, subject to extension or termination as provided in this Agreement.

         2. Compensation. Effective as of the date hereof, Section IV.A of the Agreement is amended and restated to read as follows:

                           A. Compensation. Effective as of November 1, 1998, for all services rendered by the Executive in any capacity during the Period of Employment, the Company shall pay the Executive an annual base salary ("Base Salary") of ______________ Dollars ($________)
                           through December 31, 1999. Such Base Salary shall be payable according to the customary payroll practices of the Company but in no event less frequently than once each month.

         3. Change in Control. Effective as of the date hereof, Section XI.A of the Agreement is amended and restated to read as follows:




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                           A. Effect of Change in Control. In the event there is
                           a Change in Control and within the twenty-four (24) month period following such event Executive is terminated or resigns for Good Reason (as defined in that certain Change in Control Severance Agreement between Company and Executive dated September 22,
                           1998), the Company shall pay to the Executive in a lump sum upon such termination an amount equal to ___% of his Base Salary in effect at the time of such termination and the greater of the most recent Annual Incentive Award paid or earned by Executive or the Current Annual Incentive Award target. In addition, any stock options granted to the Executive prior to termination pursuant to the Plan, but subject to vesting restrictions, will be fully vested upon a Change in Control whether or not the Executive is terminated or resigns and shall remain exercisable for one year following vesting. The benefits and perquisites described in this Agreement as in effect at the date of termination of employment will also be continued for twelve (12) months from the effective date of termination pursuant to a Change in Control.

         4. Other Provisions Effective. The parties expressly agree and acknowledge that all provisions of the Agreement except those amended by this Amendment shall remain unchanged and in full force and effect.

         5. Governing Law. This Amendment will be interpreted, construed and governed according to the laws of the State of Delaware.


                                            PHARMERICA, INC.


                                            By:
                                               ---------------------------------
                                            Title:
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